May 9, 2011
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
TO HOST 2011 ANALYST/INVESTOR DAY

ST. PETERSBURG, Fla. – Raymond James announced today that it will hold an Analyst/Investor Day at its international headquarters in St. Petersburg on Wednesday, May 11, at 8 a.m. ET.

Presentations will be given by members of executive management including CEO Paul Reilly.  Presentation slides will be posted on the day of the event to raymondjames.com under “About our Company, Investor Relations, Presentations and Webcasts.” An audio replay of the event will be made available at the same location after the event.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $275 billion, of which approximately $36 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarter ended December 31, 2010, which are available on RAYMONDJAMES.COM and SEC.GOV.

For more information, contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.